                                                                   EXHIBIT 10.22

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 31st day of October, 2001, by and between Dave Jones ("Jones") and Gaylord Entertainment Company (the "Company").

                                    RECITALS

         WHEREAS, Jones is currently employed by the Company as President of its Opryland Hospitality Group ("OHG"), and the Company has determined to discontinue its OHG, but desires to retain Jones as a consultant for the Company going forward on the terms outlined herein;

         WHEREAS, Jones has agreed to resign as President of the OHG as a part of the discontinuance of that division, and Jones also desires to remain employed by the Company as a consultant on the terms set forth in this Agreement; and

         WHEREAS, Jones and the Company desire to resolve fully and finally all issues that may arise out of the cessation of Jones' employment as President of the OHG.

                                    AGREEMENT

         In consideration of the premises and mutual promises herein contained, it is agreed as follows:

         1. JONES' DUTIES. Jones and the Company agree that Jones' duties as President of the OHG shall be substantially complete by October 31, 2001, and Jones' employment as President of the OHG will end on October 31, 2001.

         2. KEY EMPLOYEE AGREEMENT. Jones and the Company are parties to a severance agreement dated February 1, 1999 (the "Key Employee Agreement"). Jones and the Company agree that the Key Employee Agreement is canceled and its provisions void and of no effect as of the date of this Agreement.

         3. PAYMENT FOR TERMINATION OF KEY EMPLOYEE AGREEMENT. In exchange for Jones' agreement to the termination of the Key Employee Agreement, the Company agrees to pay Jones a total of Three Hundred Fifty One Thousand One Hundred Ninety Six Dollars ($351,196) (the "Key Employee Agreement Termination Fee") in nineteen (19) monthly installments of Eighteen Thousand Four Hundred Eighty Four Dollars ($18,484) each, payable beginning November 25, 2001, and on the twenty fifth (25th) day of each consecutive month thereafter until the Key Employee Agreement Termination Fee has been paid in full. In addition, as additional consideration for the termination of the Key Employee Agreement, on or before January 31, 2002, the Company agrees to transfer to Jones or his designee the title of the 2002 Cadillac Escalade, VIN 1GYEK63N92R105154, that Jones is currently driving. The Company will


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deduct from the payments described above all taxes, social security and other usual deductions as required by law. The Company's obligation to pay the Key Employee Agreement Termination Fee and transfer the automobile to Jones shall survive any termination of this Agreement.

         4. EMPLOYMENT AS CONSULTANT. The Company and Jones agree that the Company will employ Jones as a consultant from October 31, 2001, until May 31, 2003 (the "Consulting Period"). As compensation for the performance by Jones of his consulting obligations under this Agreement, the Company agrees to pay Jones a consulting fee throughout the nineteen (19) month term hereof at a rate of Thirteen Thousand One Hundred Fifty Eight Dollars ($13,158) per month, payable on or about the 25th day of each month during the Consulting Period. The Company will deduct from the payments described above, all taxes, social security and other usual deductions as required by law. The compensation paid to Jones under this paragraph 4 shall be in addition to the Key Employee Agreement Termination Fee.

         During the Consulting Period, the Company will pay or reimburse Jones' reasonable out of pocket expenses directly pertaining to his consulting services provided to the Company, including transportation, entertainment, mileage reimbursement, etc., in accordance with the Company's travel and entertainment policies.

         5. DUTIES AS CONSULTANT. During the Consulting Period, Jones will make himself available to consult with the Company with respect to its Florida and Texas Hotel projects, and other matters as the Company may reasonably request. During the first eight (8) months of the Consulting Period (i.e., through June 30, 2002), Jones agrees that he will be available (if requested by the Company) to consult for at least (but not more than) 30 hours per week. He will travel to Orlando or Grapevine as requested by the Company (but no more than four times per month in the aggregate) during such time. Thereafter, during the remaining eleven (11) months of the Consulting Period, Jones shall be available to consult with the Company approximately five (5) hours per week. Jones acknowledges that during the Consulting Period he will not have the authority to bind the Company to agreements without the express written consent of the Company, and that during such time, he will report to and take instruction from any of the Company's Chief Executive Officer, Chief Financial Officer or Director of Real Estate Development. The Company acknowledges that during the Consulting Period Jones may provide consulting services to or be employed by other hospitality related businesses, but not prior to June 30, 2002, without the Company's prior written approval and, in the event the Company provides such approval, the Company shall not be relieved of its obligations to pay consulting fees to Jones by reason of Jones' employment by or providing such consulting services to other hospitality related businesses. In addition, during the Consulting Period, Jones agrees that he will make himself available to consult with the Company in connection with any present or future actual or threatened litigation or administrative proceedings involving the Company or its affiliates relating to events or conduct occurring (or claimed to have occurred) during the period of his employment or related to his employment with the Company.

         Jones may terminate this Agreement at any time on thirty (30) days' written notice to the Company. If Jones terminates his consulting relationship with the Company prior to June 30, 2002, then the Company will have no remaining obligations to Jones except to pay him his consulting payment through the date of termination and to pay the balance of the Key Employee Agreement Termination Fee by making the remaining payments and transferring the automobile


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to Jones as provided for above in paragraph 3. If, however, Jones completes his consulting arrangement with the Company through at least June 30, 2002, then the Company may not terminate Jones as a consultant without cause. As used herein, the term "cause" shall mean the failure by Jones to perform in any material respect his duties hereunder which is not cured within thirty (30) days after Jones' receipt of written notice from the Company advising Jones of such failure, or other misconduct by Jones which is likely to result in damage to the Company. If Jones provides consulting services or is employed by another hospitality related business prior to June 30, 2002, without the Company's prior written consent, then that will be deemed a termination of this Agreement by Jones; provided, however, that such a termination will not relieve the Company of its continuing obligation to pay the Key Employee Agreement Termination Fee and transfer the automobile to Jones upon the terms set forth in paragraph 3.

         6. BENEFITS. As an employee, and during the Consulting Period, the Company shall provide Jones with the same employee benefits that he was receiving as an employee of the Company immediately prior to the date hereof, including without limitation, medical and dental coverage, and pension and retirement savings, based upon his current elections under the Company's plans; provided, however, that instead of providing Jones with the same amount of life insurance he was receiving as an employee of the Company, the Company will provide Jones with life insurance coverage of $300,000 per year. Any changes made to these plans during the Consulting Period shall apply equally to Jones. Effective June 1, 2003, or upon any earlier termination of this Agreement, Jones shall be eligible for continuation of health insurance benefits pursuant to COBRA for eighteen (18) months, provided he both timely elects COBRA coverage and pays the premiums for such coverage. Jones agrees that if he obtains other employment that offers to provide health insurance to him that the Company will no longer be required to provide him with medical, dental or life insurance as an employee or pursuant to COBRA. Jones agrees to promptly notify the Company if he becomes employed by any entity which offers health insurance coverage to him.

         The Company will pay to Jones the vested amount currently held in his account under the Company's Supplemental Deferred Compensation Plan within ninety (90) days after the end of the Consulting Period or upon any earlier termination of this Agreement, or according to Jones' payout election then in effect.

         At the end of the Consulting Period the Company will pay Jones his accrued benefit in the Company's Retirement Plan and Supplemental Executive Retirement Plan pursuant to which he is entitled to benefits as provided in those respective plans.

         At the end of the Consulting Period and with respect to the Company's 401(K) Plan Jones may leave his account in the 401(K) Plan or may elect to "roll" his account to another qualified plan or take a taxable distribution. Vesting of Jones 401(K) Plan matching contributions and earnings vesting will be determined as provided by the Plan.

         7. RELEASE BY THE COMPANY; INDEMNIFICATION. The Company hereby releases Jones from any and all legal claims, causes of action, agreements, obligations, liabilities, damages and/or demands whatsoever at law or in equity, in any federal or state court, which it, its successors and assigns had, has, or may have, against Jones or his heirs, successors, administrators, or assigns, relating in any way to or arising out of his employment with the Company as President of OHG and/or the termination of his employment with the Company as President of OHG, but only to the extent that Jones' conduct giving rise to any such released



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matter was in accordance with his authority in his official capacity at the
Company, was done in good faith, and in accordance with then-applicable federal, state and local laws and regulations.

         8. STOCK OPTIONS. As of the date of this Agreement, Jones has 21,667 Company stock options vested pursuant to the Company's 1997 Omnibus Stock Option and Incentive Plan. Additional stock options will vest as follows: 8,334 options will vest as of February 15, 2002; 5,000 options will vest as of May 12, 2002; and 21,667 options will vest as of May 15, 2002. Accordingly, at the successful completion of the Consulting Period on May 31, 2003, Jones will have 56, 668 vested stock options. In addition, 1,167 shares of restricted stock will have restrictions lifted as of February 8, 2002. Each of these options must be exercised within ninety (90) days of the end of the Consulting Period. Jones and the Company agree that all other stock options and shares of restricted stock granted to Jones by the Company and not previously vested or exercised are hereby terminated.

         9. FUTURE COOPERATION. Jones further agrees that, at any time in the future, he will cooperate fully with the Company and with the Company's counsel in connection with any present or future actual or threatened litigation or administrative proceedings involving the Releasees (as defined below) relating to events or conduct occurring (or claimed to have occurred) during the period of his employment or related to his employment with the Company. This undertaking includes making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony. Jones will be reimbursed for his reasonable attorney's fees and costs incurred by Jones in so cooperating and also all reasonable travel, telephone, and similar expenses incurred in connection with such cooperation, which the Company shall schedule at times not conflicting with his then prior commitments or the reasonable requirements of any future employer.

         10. CONFIDENTIAL INFORMATION; NONDISPARAGEMENT. In consideration for the payments and other obligations described herein, Jones agrees that:

                  (a) He will return to the Company all company credit cards, customer or client lists and records, policy manuals, pricing lists or information, business contracts, and other confidential information relating to the Company's marketing or distribution data; internal financial information; business methods, plans and efforts; personnel data; and courses of dealing and contracts with its actual or potential customers, vendors, distributors and suppliers (herein collectively referred to as "Confidential Information"). Jones acknowledges that all Confidential Information is solely the Company's property and constitutes the Company's trade secrets and confidential information. Jones agrees, represents, warrants, and covenants that he will not disclose, directly or indirectly, any Confidential Information to any person, firm, company, or entity; and

                  (b) He will refrain publicly from making any disparaging or other negative comments or statements with respect to the Company.

         11. RELEASE BY JONES. Jones understands and acknowledges that, except as expressly stated in this Agreement, Jones shall not be entitled to any other benefits (including unused or earned vacation days), bonuses, payments or compensation of any kind at any time after the date hereof. Jones agrees that
(i) the Company has not breached any oral or written employment or


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other agreement which may have existed between Jones and the Company with respect to any aspect of Jones' employment by, or separation of employment from, the Company or with respect to any other matter whatsoever as of the time of execution of this Agreement, and (ii) the Company has not violated any law, statute, rule, regulation, or ordinance of the United States or of any State or political subdivision thereof, with respect to any aspect of Jones' employment by, or separation of employment from, the Company as of the time of execution of this Agreement. In addition, Jones does, both for himself and for his heirs dependents, successors, assigns, heirs, executors, and administrators, release and forever discharge the Company, its successors and assigns, and its officers, directors, agents, employees, shareholders, subsidiaries, and related or affiliated companies ("Releasees") from any and all claims, demands, damages, actions, and causes of action whatsoever (including claims for attorneys' fees) ("Claims") which he now has or may have in the future against the Releasees arising from or in any way related to his employment with the Company and/or its affiliates, including, but not limited to, claims for severance or other termination pay and benefits; breach of contract; wrongful discharge; claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex or retaliation against someone who makes a claim of discrimination; the Americans With Disabilities Act; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Tennessee Human Rights Act; claims under the Age Discrimination in Employment Act of 1967, which prohibits discrimination in employment based on age; or any other federal, state or local laws or regulations prohibiting employment discrimination. This does not mean that the Releasees admit to any violation of law, liability, or invasion of any of Jones' rights. In fact, any such violation, liability, or invasion is expressly denied. Jones is not releasing the Company for any Claims arising out of the non-performance of any obligation of the Company under this Agreement or from any claim under the Age Discrimination in Employment Act which arises after the date of this Agreement; provided that nothing contained in this paragraph shall be deemed to release the Company from its obligations under this Agreement.

         12. ACKNOWLEDGEMENT; REVIEW PERIOD; REVOCATION. JONES ACKNOWLEDGES AND UNDERSTANDS THAT:

         (A) He has been advised by the Company to consult with legal counsel of his choice prior to executing this Agreement and the general release provided for, and has had an opportunity to consult with and been advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely and voluntarily and intending to be bound;

         (B) He has been given a period of twenty-one (21) days to review and consider the terms of this Agreement prior to executing it and that he may use as much of that such twenty-one (21) day period as he desires; and

         (C) He has seven (7) days after signing this Agreement in which to change his mind. This Agreement will not take effect, and neither party will have any obligation to do any of the things provided for in this Agreement until those seven (7) days have passed. To revoke this Agreement, Jones must state that intention in writing and deliver that writing to the Company on or before the seventh (7th) day. If he revokes this Agreement, Jones understands



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that it will be ineffective, and neither party will have any obligation to do any of the things provided for in this Agreement.

         13. NOTICE. All notices required to be given by this Agreement shall be in writing and may be delivered personally (which notice shall be deemed to have been received upon delivery to the addressee at the address appearing below), or by Federal Express or other nationally recognized overnight courier guaranteeing overnight delivery (which notice shall be deemed to have been received on the date of delivery to the addressee at the address appearing below), or by telecopy facsimile electronic confirmation of transmission with original to follow by United States mail, postage prepaid (which notice shall be deemed to have been received by the addressee on the next Business Day following the date of transmission to the telecopy facsimile number appearing below). The term "Business Day" as used herein shall mean every day except Saturdays, Sundays, and national holidays. Notice must be in writing and must be delivered to the addressee at the address appearing below (or if sent by telecopy facsimile, to the telecopy facsimile number appearing below).

         Notice to the Company:

                  Gaylord Entertainment Company
                  One Gaylord Drive
                  Nashville, Tennessee  37214
                  Attention:  General Counsel
                  Telecopy Facsimile No. 615 316-6544

         Notice to Jones:

                  Dave Jones
                  4 Castle Rising
                  Nashville, Tennessee 37215
                  Telecopy Facsimile No. 615 665-2830

         14. ATTORNEYS' FEES. In the event that any dispute or litigation arises between the parties regarding this Agreement, the prevailing party shall be entitled to recover from the other party, and shall be awarded judgment against such other party, for reasonable attorneys' fees and expenses incurred by the prevailing party in such dispute or litigation.

         15. BINDING AGREEMENT. This Agreement shall be binding upon Jones and the Company and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and its agents and affiliates, and to their heirs, administrators, representatives, executors, successors and assigns.

         16. CHOICE OF LAW; CONSTRUCTION; VENUE. This Agreement is made and entered into in the State of Tennessee and shall, in all respects, be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Any action to enforce the Agreement shall be heard in the courts of Davidson County, Tennessee.



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         17. ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. Any amendment, waiver, or modification of this Agreement shall be effective only if in writing and signed by both the parties. If any part of this Agreement is found to be invalid, the parties agree that the remainder of the Agreement shall remain effective and enforceable.

         IN WITNESS WHEREOF, Jones and the Company have executed this Agreement as of the date first set forth above.

                                     GAYLORD ENTERTAINMENT COMPANY


                                     By:  /s/ Rod Connor
                                          -------------------------------------
                                          Rod Connor, Senior Vice President and
                                          Chief Administrative Officer


                                     DAVE JONES

                                     /s/ Dave Jones
                                     ----------------------------------
                                     Dave Jones

STATE OF TENNESSEE         ]
                           ]
COUNTY OF DAVIDSON         ]

         On this the 20th day of November, 2001, David B. Jones, to me personally known, came before me and executed this Agreement as his free act and deed.

                                                /s/ Ruth A. Wortylko
                                                --------------------------------
                                                Notary Public

My Commission Expires: 7/24/01
                      ----------------------



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STATE OF TENNESSEE                  )
COUNTY OF DAVIDSON                  )

         Before me, Ruth A. Wortylko, a Notary Public of said County and State, personally appeared Rod Connor, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be Senior Vice President (or other officer authorized to execute the instrument) of GAYLORD ENTERTAINMENT COMPANY, the within named bargainor, a Delaware corporation, and that he as such Senior Vice President executed the foregoing instrument for the purposes therein contained, by personally signing the name of the corporation by himself as Senior Vice President.

         Witness my hand and seal, at Office in Nashville, Tennessee, this 20th day of November, 2001.



                                                 /s/ Ruth A. Wortylko
                                                 -------------------------------
                                                 Notary Public

My Commission Expires: 7/24/04
                      ----------------------





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